The Bond Fund of America, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$500,679
Class B	$28,441
Class C	$38,464
Class F	$45,532
Total	$613,116
Class 529-A	$9,650
Class 529-B	$1,328
Class 529-C	$3,570
Class 529-E	$486
Class 529-F	$393
Class R-1	$722
Class R-2	$10,401
Class R-3	$14,405
Class R-4	$9,004
Class R-5	$9,590
Total	$59,549

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3043
Class B	$0.2553
Class C	$0.2514
Class F	$0.3053
Class 529-A	$0.2997
Class 529-B	$0.2475
Class 529-C	$0.2476
Class 529-E	$0.2810
Class 529-F	$0.3138
Class R-1	$0.2501
Class R-2	$0.2527
Class R-3	$0.2822
Class R-4	$0.3031
Class R-5	$0.3224

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,747,831
Class B	113,683
Class C	168,185
Class F	178,092
Total	2,207,791
Class 529-A	35,069
Class 529-B	5,583
Class 529-C	16,027
Class 529-E	1,873
Class 529-F	1,424
Class R-1	3,516
Class R-2	44,624
Class R-3	57,445
Class R-4	34,195
Class R-5	34,200
Total	233,956

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.19
Class B	$13.19
Class C	$13.19
Class F	$13.19
Class 529-A	$13.19
Class 529-B	$13.19
Class 529-C	$13.19
Class 529-E	$13.19
Class 529-F	$13.19
Class R-1	$13.19
Class R-2	$13.19
Class R-3	$13.19
Class R-4	$13.19
Class R-5	$13.19